Exhibit 99.1

Greenbacker renewable energy company llc announces March 31, 2020 net asset value AND DISTRIBUTION RATES

New York, NY, May 13, 2020 (BUSINESS WIRE) – Greenbacker Renewable Energy Company LLC (the “Company”) announced that its Board of Directors on May 12, 2020 approved the March 31, 2020 net asset value per share for the Company’s Class A and I shares of common stock of $8.59, respectively, representing an increase for each class of shares of $0.03 per share from the prior quarter-end’s valuation. In addition, the Board of Directors approved the March 31, 2020 net asset value per share for the Company’s Class C shares of common stock of $8.41, representing an increase of $0.03 per share from the prior quarter-end’s valuation.

The Company’s Board of Directors also authorized cash distributions payable on June 1, 2020, July 1, 2020, August 3, 2020 and September 1, 2020 to shareholders of record as of May 29, 2020, June 30, 2020, July 31, 2020 and August 31, 2020, respectively, equating to an annualized distribution rate of 6.48% for all share classes, including Class A, Class I, and Class C. The annual distribution rates for these share classes has been slightly reduced to ensure the annual yield on NAV is consistent across all of the Company’s share classes.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly reporting, non-traded limited liability company that acquires and manages income -generating renewable energy and energy efficiency projects, and other energy-related businesses. The projects in which we invest, such as solar and wind facilities, sell power under long-term contract to high credit worthy counterparties such as utilities, municipalities, and corporations. For more information, please visit www.greenbackercapital.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

Greenbacker
Joseph Kuo / Chris Clemens
Haven Tower Group
424 317 4851 or 424 317 4854
mediarelations@greenbackercapital.com